EXHIBIT 10.3

ESCROW AGREEMENT

ESCROW AGREEMENT, dated as of September 19, 2017 (the “Agreement”), by and among Bright Mountain Media, Inc., a Florida corporation (the “Buyer”), Harry G. Pagoulatos (“Pagoulatos”), George G. Rezitis ("Rezitis"), Angelos Triantafillou ("Triantafillou"), Vinay Belani ("Belani") and Pearlman Law Group LLP, as escrow agent (the “Escrow Agent”).  Pagoulatos, Rezitis and Triantafillou are sometimes collectively referred to as the “Members” and individually as a “Member”.  Capitalized terms used but not defined herein have the meaning afforded to them in the Purchase Agreement (defined below).

WHEREAS, the Buyer and the Members have entered into an Amended and Restated Membership Interest Purchase Agreement dated September 19, 2017 (the “Purchase Agreement”), pursuant to which the Members agreed to sell all of the membership interests of Daily Engage Media Group LLC, a New Jersey limited liability company (“Daily Engage”) to the Buyer;

WHEREAS, the Members have assigned Belani the right to receive certain of the Closing Notes, the Closing Consideration Shares and the Earnout Shares;

WHEREAS, pursuant to the terms of the Purchase Agreement, the Earnout Shares are to be deposited into escrow pending the satisfaction of certain earnout conditions;

WHEREAS, while such shares remain in escrow, the Members and Belani have agreed to grant W. Kip Speyer, the Chief Executive Officer of the Buyer, a voting proxy over such shares; and

WHEREAS, the Buyer, the Members and Belani desire that the Escrow Agent accept the Escrow Shares (as hereinafter defined) plus any and all dividends and distributions thereon (the “Escrow Property”), in escrow, to be held and disbursed as hereinafter provided.

IT IS AGREED:

1.

Appointment of Escrow Agent. The Buyer, the Members and Belani hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Escrow Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2.

Deposit of Escrow Shares.

On or before the date hereof, the Buyer shall deliver to the Escrow Agent certificates issued to the Members and Belani in the following amounts, to be held and disbursed subject to the terms and conditions of this Escrow Agreement.

Member	Year-One Earnout Shares	Year-Two Earnout Shares	Year-Three Earnout Shares
Pagoulatos	252,137	199,055	180,881
Rezitis	252,137	199,055	180,881
Triantafillou	253,137	199,055	180,881
Belani	252,136	199,054	180,880
Total	1,008,547	796,221	723,523

The Year-One Earnout Shares, Year-Two Earnout Shares and Year-Three Earnout Shares are sometimes collectively referred to as the "Escrow Shares."  The certificate representing the Escrow Shares shall bear the following legend:

““The shares of common stock evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”). Such shares may not be sold, transferred, pledged, hypothecated or otherwise disposed of unless they have been so registered or Bright Mountain Media, Inc. shall have received an opinion of counsel satisfactory to it to the effect that registration thereof for purposes of transfer is not required under the Act or the securities laws of any state.”

3.

Disposition of Escrow.  The Escrow Agent will hold the Escrow Property in escrow until authorized hereunder to release and deliver the Escrow Property as follows:

(a)

Year-One Earnout Shares.  Upon written notice to the Escrow Agent by the Buyer certifying that the Year-One Daily Engage Revenue Target has been met and the Year-One Earnout Shares are to be released to the Members and Belani (the "Year-One Earnout Release Notice"), the Escrow Agent shall promptly, without any further notice, action or deed, release and deliver the Year-One Earnout Shares to the Members and Belani in accordance with the terms of the Purchase Agreement.  If the Escrow Agent does not receive the Year-One Earnout Release Notice by 5 p.m., Eastern time, on November 19, 2020, then the Escrow Agent shall promptly, without any further notice, action or deed, release and deliver the Year-One Earnout Shares to the Buyer in accordance with the terms of the Purchase Agreement.

(b)

Year-Two Earnout Shares.  Upon written notice to the Escrow Agent by the Buyer certifying that the Year-Two Daily Engage Revenue Target has been met and the Year-Two Earnout Shares are to be released to the Members and Belani (the "Year-Two Earnout Release Notice"), the Escrow Agent shall promptly, without any further notice, action or deed, release and deliver the Year-Two Earnout Shares to the Members and Belani in accordance with the terms of the Purchase Agreement.  If the Escrow Agent does not receive the Year-Two Earnout Release Notice by 5 p.m., Eastern time, on November 19, 2020, then the Escrow Agent shall promptly, without any further notice, action or deed, release and deliver the Year-Two Earnout Shares to the Buyer in accordance with the terms of the Purchase Agreement.

(c)

Year-Three Earnout Shares.  Upon written notice to the Escrow Agent by the Buyer certifying that the Year-Three Daily Engage Revenue Target has been met and the Year-Three Earnout Shares are to be released to the Members and Belani (the "Year-Three Earnout Release Notice"), the Escrow Agent shall promptly, without any further notice, action or deed, release and deliver the Year-Three Earnout Shares to the Members and Belani in accordance with the terms of the Purchase Agreement.  If the Escrow Agent does not receive the Year-Three Earnout Release Notice by 5 p.m., Eastern time, on November 19, 2020, then the Escrow Agent shall promptly, without any further notice, action or deed, release and deliver the Year-Three Earnout Shares to the Buyer in accordance with the terms of the Purchase Agreement.

(d)

Termination of Escrow.  The escrow created hereunder shall terminate without any further notice, action or deed, upon the earlier to occur of (i) the release of all Escrow Shares pursuant to this Escrow Agreement, or (ii) November 19, 2020 (the "Termination Date").  To the extent any Escrow Property continues to be held by the Escrow Agent following the Termination Date, such Escrow Property, if any, shall be delivered to the Buyer.

(e)

Disposition Dispute.  If either the Buyer, a Member or Belani believes that the Escrow Property should not be released by the Escrow Agent pursuant to a notice given under this Escrow Agreement, then such party shall deliver written notice thereof to the Escrow Agent prior to such release (with the failure to timely deliver such notice waiving any right to challenge the release of the Escrow Property).  Upon receipt of such notice, the Escrow Agent may take one of the following actions, in its sole and absolute discretion: (i) deposit the Escrow Property with the clerk of a court of competent jurisdiction, provided, that upon the deposit by the Escrow Agent of the Escrow Property with such clerk, the Escrow Agent shall be relieved of all further obligations and released from all liability hereunder; (ii) file a suit in interpleader in such court and obtain an order from such court requiring all parties involved to litigate in such court their respective claims arising out of or in connection with the Escrow Property; (iii) continue to hold the Escrow Property until direction to release the Escrow Property by the final, non-appealable judgment of a court of competent jurisdiction or by mutual written agreement of the Buyer, the Members and Belani; or (iv) deliver the Escrow Property to a successor escrow agent mutually selected by the Buyer, the Members and Belani, provided that the Buyer, the Members and Belani release the Escrow Agent from all further liability with respect to the Escrow Property. In the event that any such controversy arises hereunder may take the aforementioned actions and in no event shall the Escrow Agent be required to determine the proper resolution of such controversy or the proper disposition of the Escrow Property.

(f)

No Discretionary Authority.  The Escrow Agent has no discretion with respect to, or duty to make any determination as to, whether a notice is properly given, nor is the Escrow Agent required to review or evaluate, or be subject to, the Purchase Agreement, any other Transaction Documents or any other underlying agreement.  The Escrow Agent shall have no further duties hereunder after the disbursement of the Escrow Property in accordance with Section 3.

4.

Rights of the Members and Belani in Escrow Shares.

(a)

Voting and Other Shareholder Rights.  Neither any Member nor Belani will have any voting rights or any other rights as a shareholder of the Buyer with respect to any portion of the Escrow Shares until such time as they are delivered to the Member or Belani, as the case may be, in accordance with Section 3.

(b)

Adjustments in Number of Escrow Shares. For so long as the Escrow Shares are held by the Escrow Agent (the “Escrow Period”), the number of Escrow Shares will be adjusted to reflect any split, reverse split, reclassification or other adjustment to the Buyer Common Stock in the same manner as the number of issued and outstanding shares of the Buyer Common Stock are adjusted to reflect any such event.

(c)

Restrictions on Escrow Shares. While the Escrow Shares remain subject to this Escrow Agreement, no offer, pledge, gift, donate, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Escrow Shares, or (ii) any swap, option (including, without limitation, put or call options), short sale, future, forward or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Escrow Shares, whether any such transaction is to be settled by delivery of shares of Buyer Common Stock or such other securities, in cash or otherwise, may be entered into by any Member or Belani with respect to the Escrow Shares.

5.

Concerning the Escrow Agent.

5.1

Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith or for any mistake of fact or law, or for any error of judgment, or for the misconduct of any employee, agent or attorney appointed by it, while acting in good faith.  The Escrow Agent shall be entitled to consult with internal or external counsel of its own selection and the opinion of such counsel shall be full and complete authorization and protection to the Escrow Agent in respect of any action taken or omitted by the Escrow Agent hereunder in good faith and in accordance with the opinion of such counsel.  The Escrow Agent may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including internal or external counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Escrow Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.  It is understood and acknowledged that certain notices given by the Buyer hereunder may be prepared by the Escrow Agent when acting in its capacity as counsel to the Buyer, and that fact shall not undermine the validity of any such notice or the Escrow Agent’s ability to rely thereon.

5.2

Duties Limited.  The Escrow Agent: (i) is not responsible for the performance by the Buyer, the Members or Belani of this Escrow Agreement or any of the other Transaction Documents or for determining or compelling compliance therewith; (ii) is only responsible for holding the Escrow Property in escrow pending release thereof in accordance with Section 3; and (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with indemnification acceptable to it, in its sole and absolute discretion.  The duties and obligations of the Escrow Agent shall be limited to and determined solely by the express provisions of this Escrow Agreement and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent.  The Escrow Agent’s duties hereunder are purely ministerial and the Escrow Agent is not acting as a fiduciary to the Buyer or the Members or Belani.  The Escrow Agent is not bound by and is under no duty to inquire into the terms or validity of any other agreements or documents, including any agreements which may be related to, referred to in or deposited with the Escrow Agent in connection with this Escrow Agreement, notwithstanding that the Escrow Agent has acted as counsel to the Buyer in connection with the subject matter thereof.

5.3

Indemnification.  The Escrow Agent shall be indemnified and held harmless jointly and severally by the Buyer, each Member and Belani from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Escrow Agreement, the services of the Escrow Agent hereunder, or the Escrow Property held by it hereunder.  In no event shall Escrow Agent be liable for special, indirect, consequential, or punitive damages, or damages for lost profits.  In the event of the receipt of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent, in its sole and absolute discretion, may take the actions set forth in Section 3(e) hereof with respect to the Escrow Property. The provisions of this Section 5.3 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.6 or 5.7 below. The Escrow Agent shall not incur any liability for not performing or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future Law or governmental body or any act of God or war).

5.4

Fees and Expenses.  The Buyer shall be liable for and shall pay 100% of the Escrow Agent’s out of pocket expenses incurred by Escrow Agent in the performance of its duties hereunder.  The out of pocket expenses shall be paid to the Escrow Agent from time to time at its request.

5.5

Further Assurances.  From time to time on and after the date hereof, the Buyer, the Members and Belani shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Escrow Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.6

Resignation.  The Escrow Agent shall have the right at any time to resign for any reason or no reason at all and be discharged of its duties as Escrow Agent hereunder by giving written notice of its resignation to the parties hereto at least ten (10) calendar days prior to the date specified for such resignation to take effect.  All obligations of the Escrow Agent hereunder shall cease and terminate on the effective date of its resignation and its sole responsibility thereafter shall be to hold the Escrow Property, for a period of ten (10) calendar days following the effective date of resignation, at which time:

(i)

if a successor escrow agent shall have been appointed and written notice thereof shall have been given to the resigning Escrow Agent by parties hereto and the successor escrow agent, then the resigning Escrow Agent shall deliver the Escrow Property to the successor escrow agent; or

(ii)

if a successor escrow agent shall not have been appointed, for any reason whatsoever, the resigning Escrow Agent shall deliver the Escrow Property to a court of competent jurisdiction in the county in which the Escrow Property is then being held, and take all necessary steps to do so, and give written notice of the same to the parties hereto.

5.7

Discharge of Escrow Agent.  The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the Buyer, all of the Members and Belani; provided, that any notice of discharge must (i) direct the disposition of the Escrow Property by Escrow Agent and (ii) include a full release of the Escrow Agent of all liability hereunder.

5.8

Conflicting Demands.  In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Escrow Property which, in its sole and absolute discretion, are in conflict either with other instructions received by it or with any provision of this Escrow Agreement, the Escrow Agent shall have the absolute right to suspend all further performance or that portion of further performance subject to such uncertainty under this Escrow Agreement (except for the safekeeping of the Escrow Property) until such uncertainty or conflicting instructions have been resolved to the Escrow Agent’s sole and absolute satisfaction in accordance with Section 3(e) hereof; provided that if the Escrow Agent so suspends all or some portion of further performance under this Escrow Agreement because of any such uncertainty, then the Escrow Agent shall use its commercially reasonable efforts to resolve such uncertainty as soon as reasonably practicable so as to be able to resume such performance.

6.

Miscellaneous.

6.1

Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of Florida, without regard to the conflicts of laws principles thereof.

6.2

Entire Agreement.  This Escrow Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the Buyer, the Members, Belani and the Escrow Agent.

6.3

Headings.  The headings contained in this Escrow Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.4

Binding Effect.  This Escrow Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.5

Notices. Any notice or other communication required or which may be given hereunder shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, or sent by facsimile or other electronic transmission (with confirmation of receipt), addressed as follows:

If to the Members:	Harry. G. Pagoulatos 20 Rena Lane Bloomfield, NJ 07003 E-mail: harry@dailyengagemedia.com

George G. Rezitis 90 West First Street Clifton, NJ 07011 E-mail: George@dailyengagemedia.com

Angelos Triantafillou 102 Mountainside Terrace Clifton, NJ 07013 E-mail: angelostriantafillou@gmail.com

If to Belani:	6B/152 15th Floor SS Nagar, Sion East Mumbai 400037 Maharashtra, India E-mail: vinay@dailyengagemedia.com

If to Buyer:	6400 Congress Avenue Suite 2050 Boca Raton, FL 33431 E-mail: kip@brightmountainmedia.com Attention: W. Kip Speyer, Chief Executive Officer

with a copy to (which shall not constitute notice):	Pearlman Law Group LLP 200 South Andrews Avenue Suite 901 Fort Lauderdale, FL 33301-2068 E-mail: charlie@pslawgroup.net Attention: Charles B. Pearlman, Esq.

If to the Escrow Agent:	Pearlman Law Group LLP 200 South Andrews Avenue Suite 901 Fort Lauderdale, FL 33301-2068 E-mail: charlie@pslawgroup.net Attention: Charles B. Pearlman, Esq.

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.6

Counterparts.  This Escrow Agreement may be executed in several counterparts, each one of which shall constitute an original and may be delivered by facsimile transmission, and together shall constitute one instrument.

6.7

No Conflict of Interest.  The Buyer, the Members and Belani (i) (A) acknowledge and agree that the Escrow Agent’s serving as escrow agent hereunder shall not constitute a conflict of interest despite the Escrow Agent’s contemporaneously serving as counsel to the Buyer in connection with the Purchase Agreement, this Escrow Agreement and the other Transaction Documents and any other matters, and shall not constitute a conflict of interest in connection with Escrow Agent’s representation of the Buyer in the future in any matter, (B) waives any conflict of interest resulting from the Escrow Agent’s contemporaneously serving as counsel to the Buyer in connection with the Purchase Agreement, this Escrow Agreement and the other Transaction Documents, and (ii) covenants and agrees not to assert a conflict of interest as a result of the Escrow Agent serving in such roles.  The parties agree that the Escrow Agent may serve as counsel to the Buyer in connection with a dispute involving this Escrow Agreement or the Escrow Property, provided that the Escrow Agent shall promptly resign from its duties as Escrow Agent as provided for in Section 5.6.  The Buyer acknowledges that the provisions of this Section 6.7 constitute a material inducement for the Escrow Agent to serve as escrow agent hereunder.  The Buyer,  the Members and Belani further acknowledge and agree that they have selected the Escrow Agent in order to facilitate the consummation of the transactions contemplated by the Purchase Agreement and the retention of the Escrow Property in order to avoid the time, cost and expense of a third party serving as the escrow agent hereunder.

WITNESS the execution of this Escrow Agreement as of the date first above written.

BUYER: Bright Mountain Media, Inc.

By:	/s/ W. Kip Speyer
W. Kip Speyer, Chief Executive Officer

ESCROW AGENT: Pearlman Law Group LLP

By:	/s/ Charles B. Pearlman
Charles B. Pearlman, Esq., Partner

Members:

/s/ Harry G. Pagoulatos
Harry G. Pagoulatos

/s/ George G. Rezitis
George G. Rezitis

/s/ Angelos Triantafillou
Angelos Triantafillou

Belani

/s/ Vinay Belani
Vinay Belani